Exhibit 99.2

Selected Unaudited Pro Forma Condensed Combined Financial Data of Proteostasis and Yumanity

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Yumanity Therapeutics, Inc. (“Yumanity”) is considered to be acquiring Proteostasis Therapeutics, Inc. (“Proteostasis”) and the merger is expected to be accounted for as an asset acquisition. Yumanity is considered the accounting acquirer even though Proteostasis will be the issuer of the common stock in the merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance for U.S. GAAP requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test is not met as there is no single asset or group of similar assets for Proteostasis that will represent a significant majority in this acquisition. However, in connection with the acquisition, Proteostasis does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash, working capital, leases and in process research and development (“IPR&D”). As such, the acquisition is expected to be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet assumes that Yumanity’s corporate reorganization from a limited liability company (“LLC”) to a corporation and the merger were consummated as of September 30, 2020 and combines the historical balance sheets of Proteostasis and Yumanity as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 assumes that the Yumanity corporate reorganization from a LLC to a corporation and the merger were consummated as of January 1, 2019 and combines the historical results of Proteostasis and Yumanity for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2019 and as of and for the nine months ended September 30, 2020 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” below.

Immediately prior to the effective time of the proposed merger of Pangolin Merger Sub, Inc., a wholly-owned subsidiary of Proteostasis, with and into Yumanity (the “Merger”), Yumanity Holdings, LLC (“Holdings”) will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation (the “Yumanity Reorganization”). In connection with the Yumanity Reorganization, all securities of Holdings will be converted into and become securities of Yumanity, and there will no longer be any securities of Holdings outstanding at the effective time of the Merger.

At the effective time of the Merger, each share of Yumanity common stock will be converted into the right to receive a number of shares of Proteostasis common stock. The final exchange ratio (the “Exchange Ratio”) will be determined pursuant to a formula described in more detail in the Agreement and Plan of Merger and Reorganization, as may be amended from time to time (the “Merger Agreement”) and in the Proteostasis Registration Statement on Form S-4, in the form declared effective by the Securities and Exchange Commission (the “SEC”) on November 10, 2020 (the “Registration Statement”) which will impact the number of shares issued in the Merger. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described in the Registration Statement, Yumanity securityholders would own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, and Proteostasis securityholders would own approximately 29.1% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement. Under certain circumstances further described in the Merger Agreement, the ownership percentages are subject to adjustment to the extent that Proteostasis’ “net cash” as of the closing date is below $32.5 million or above $35.0 million. Proteostasis currently expects to have between $28-29 million of net cash as of closing of the Merger.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
	(in thousands, except per share data)
Revenue	$3,308	$5,000
Research and development expense	26,799	75,288
General and administrative expense	17,727	20,966
Loss from operations	(41,218)	(91,254)
Net loss attributable to common stockholders	$(42,243)	$(90,403)
Net loss per share, basic and diluted	$(0.20)	$(0.52)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2020
(in thousands)
Cash and cash equivalents	$63,136
Working capital, net	36,963
Total assets	97,811
Long-term debt, net of discount	15,980
Accumulated deficit	(141,736)
Total stockholders’ equity	28,570

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Proteostasis common stock and the historical net loss and book value per share of Yumanity common units in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Pro Forma Events on an asset acquisition basis. You should read the tables below in conjunction with the historical Proteostasis and Yumanity financial statements and related footnotes. The audited consolidated financial statements of Proteostasis are incorporated by reference into the Registration Statement and Proteostasis’ unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 and 2019 are included in the Form 10-Q filed with the SEC on November 16, 2020. Yumanity’s historical audited consolidated financial statements for the years ended December 31, 2019 and 2018 are included in the Registration Statement and Yumanity’s historical unaudited condensed consolidated financial statements as of September 30, 2020 and for each of the nine months ended September 30, 2020 and 2019 are included as Exhibit 99.1 in this Current Report on Form 8-K. You should also read the tables below in conjunction with the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial information included below.

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Proteostasis Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.52)	$(1.16)
Book value per share(1)	$0.71	$1.22
Yumanity Historical Per Members’ Unit Data:
Basic and diluted net loss per unit	$(1.38)	$(3.04)
Book value per unit(1)	$(10.14)	$(6.06)
Combined Unaudited Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.20)	$(0.52)
Book value per share(2)	$0.16
Yumanity Pro Forma Equivalent Per Common Share Data:(3)
Basic and diluted net loss per share	$(0.87)	$(2.23)
Book value per share	$0.70

(1)	Historical book value per share/unit is calculated by taking total stockholders’/Members’ equity (deficit) divided by total outstanding common shares/members’ units.
(2)	Combined pro forma book value per share is calculated by taking pro forma combined total stockholders’ equity divided by pro forma combined total outstanding common shares.
(3)	Yumanity pro forma equivalent data per common share is calculated by applying the Exchange Ratio of 4.2994 to the unaudited pro forma combined per share data.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information does not give effect to the Proteostasis Reverse Stock Split, described in Proteostasis Proposal No. 2: “Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split” of the Proteostasis Therapeutics, Inc. (“Proteostasis”) Registration Statement on Form S-4, in the form declared effective by the Securities and Exchange Commission (the “SEC”) on November 10, 2020 (the “Registration Statement”) , because any adjustments for the proposed reverse stock split are not factually supportable given that the terms of the proposed reverse stock split are not yet known.

In the unaudited pro forma combined financial information, Yumanity was determined to be the accounting acquirer for the merger (refer to Note 1 for a description of the transaction) and the transaction has been accounted for as an asset acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”).

Yumanity was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the merger, including: (1) stockholders of Yumanity are expected to own approximately 70.9% of the voting interests of the combined organization immediately following the closing of the merger (on a fully diluted basis); (2) the majority of the board of directors of the combined organization will be composed of directors designated by Yumanity under the terms of the merger; and (3) existing members of Yumanity’s executive management team will retain those executive roles for the combined organization.

The unaudited pro forma condensed combined balance sheet assumes that Yumanity’s corporate reorganization from a limited liability company (“LLC”) to a corporation and the merger were consummated as of September 30, 2020 and combines the historical balance sheets of Proteostasis and Yumanity as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 assumes that the Yumanity corporate reorganization from a LLC to a corporation and the merger were consummated as of January 1, 2019 and combines the historical results of Proteostasis and Yumanity for the respective periods presented. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The combined historical financial statements of Proteostasis and Yumanity have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined organization’s results.

Proteostasis’ assets will be measured and recognized at their relative fair value as of the transaction date with any value associated with in process research and development (“IPR&D”) being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Yumanity after the consummation of the merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the merger requires the valuation of the acquired assets and liabilities including IPR&D, the lease right of use asset and the final calculation of net working capital for Proteostasis. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Proteostasis and Yumanity been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Proteostasis and Yumanity The audited consolidated financial statements of Proteostasis are incorporated by reference into the Registration Statement and Proteostasis’ unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 and 2019 in the Form 10-Q filed with the SEC on November 16, 2020. Yumanity’s historical audited consolidated financial statements for the years ended December 31, 2019 and 2018 are included in the Registration Statement and Yumanity’s historical unaudited condensed consolidated financial statements as of September 30, 2020 and for each of the nine months ended September 30, 2020 and 2019 are included as Exhibit 99.1 in this Current Report on Form 8-K.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Proteostasis may materially vary from those of Yumanity. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Proteostasis’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Proteostasis’ results of operations or reclassification of assets or liabilities to conform to Yumanity’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2020

(in thousands)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$27,384	$35,752	$—		$63,136
Marketable securities	3,597	5,000	—		8,597
Prepaid expenses and other current assets	1,429	821	—		2,250

Total current assets	32,410	41,573	—		73,983
Property and equipment, net	609	268	—		877
Operating lease right-of-use assets	9,321	11,682	641	E	21,644
Restricted cash	100	828	—		928
Deferred transaction costs	1,412	—	(1,412)	B	—
Deposits	379	—	—		379

Total assets	$44,231	$54,351	$(771)		$97,811

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,522	$882	—		$3,404
Accrued expenses and other current liabilities	4,120	3,670	7,724	B	15,514
Deferred revenue	11,693	—	—		11,693
Current portion of long-term debt	1,144	—	—		1,144
Operating lease liabilities	3,483	1,231	—		4,714
Current portion of finance lease obligation	182	—	—		182
Short-term borrowings	—	369	—		369

Total current liabilities	23,144	6,152	7,724		37,020
Long-term debt, net of discount and current portion	14,836	—	—		14,836
Operating lease liability, net of current portion	6,071	11,109	—		17,180
Finance lease obligation, net of current portion	13	—	—		13
Other long-term liabilities	189	3	—		192

Total liabilities	44,253	17,264	7,724		69,241

Preferred units	103,949	—	(103,949)	A	—
Stockholders’/members’ equity (deficit):
Defaulting Class B preferred units	288	—	(288)	A	—
Members’ units	6,886	—	(6,886)	A	—
Common stock	—	52	125	H	177
Additional paid-in capital	—	400,635	(230,506)	F	170,129
Members’ deficit	(111,145)	—	111,145	A	—
Accumulated deficit	—	(363,600)	221,864	G	(141,736)

Total stockholders’/members’ equity (deficit)	(103,971)	37,087	95,454		28,570

Total liabilities, preferred units and stockholders’/members’ equity (deficit)	$44,231	$54,351	$(771)		$97,811

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2020

(in thousands, except share and per share amounts)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$3,308	$—	$—		$3,308
Operating Expenses:
Research and development	14,457	12,342	—		26,799
General and administrative	8,356	14,890	(5,519)	C, E	17,727

Total operating expenses	22,813	27,232	(5,519)		44,526

Loss from operations	(19,505)	(27,232)	5,519		(41,218)
Interest expense	(1,410)	(13)	—		(1,423)
Change in fair value preferred unit warrant liability	72	—	—		72
Interest income and other income (expense), net	21	305	—		326

Loss before tax	(20,822)	(26,940)	5,519		(42,243)

Net loss	$(20,822)	$(26,940)	$5,519		$(42,243)

Net loss per share, basic and diluted (Note 4 I)	$(1.38)	$(0.52)			$(0.20)

Weighted-average common shares outstanding, basic and diluted	10,257,469	52,157,355		I	174,979,612

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$5,000	$—		$5,000
Operating Expenses:
Research and development	22,969	52,319	—		75,288
General and administrative	7,062	13,835	69	E	20,966

Total operating expenses	30,031	66,154	69		96,254

Loss from operations	(30,031)	(61,154)	(69)		(91,254)
Interest expense	(1,209)	—	—		(1,209)
Change in fair value preferred unit warrant liability	12	—	—		12
Interest income and other income (expense), net	19	2,029	—		2,048

Loss before tax	(31,209)	(59,125)	(69)		(90,403)

Net loss	$(31,209)	$(59,125)	$(69)		$(90,403)

Net loss per share, basic and diluted	$(3.04)	$(1.16)			$(0.52)

Weighted-average common shares outstanding, basic and diluted	10,269,021	51,139,531		I	173,961,788

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

All amounts below are in thousands, unless specifically noted otherwise, except share and per share amounts.

1.	Description of Transaction

Proteostasis, Yumanity Holdings, LLC (“Holdings”), Yumanity, a wholly-owned subsidiary of Holdings, and Pangolin Merger Sub, a wholly-owned subsidiary of Proteostasis (“Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization, as may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Yumanity, with Yumanity surviving as a wholly owned subsidiary of Proteostasis (the “Merger”).

Immediately prior to the effective time of the Merger (the “Effective Time”), Holdings will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation (the “Yumanity Reorganization”). In connection with the Yumanity Reorganization, all securities of Holdings will be converted into and become securities of Yumanity, and there will no longer be any securities of Holdings outstanding at the Effective Time.

At the Effective Time, each share of Yumanity common stock will be converted into the right to receive a number of shares of Proteostasis common stock. The final exchange ratio (the “Exchange Ratio”) will be determined pursuant to a formula described in more detail in the Merger Agreement and in the Registration Statement which will impact the number of shares issued in the Merger. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described in the Registration Statement, Yumanity securityholders would own approximately 70.9% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, and Proteostasis securityholders would own approximately 29.1% of the Proteostasis common stock on a fully diluted basis as defined in the Merger Agreement, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement. Under certain circumstances further described in the Merger Agreement, the ownership percentages are subject to adjustment to the extent that Proteostasis’ “net cash” as of the Anticipated Closing Date is below $32.5 million or above $35.0 million. Proteostasis currently estimates that it will have approximately $28-29 million net cash at Closing which is reflected in the exchange ratio as discussed below.

The Exchange Ratio is calculated using a formula intended to allocate a percentage of the combined organization to existing Holdings and Yumanity securityholders. Based on the assumptions described above, the Exchange Ratio would be equal to approximately 4.2994 shares of Proteostasis common stock for each share of Yumanity common stock (without giving effect to the Proteostasis Reverse Stock Split but giving effect to the Yumanity Reorganization), which Exchange Ratio is subject to change based on the amount of Proteostasis net cash, and changes in the capitalization of Proteostasis or Holdings and Yumanity prior to the Closing (and as a result, Proteostasis securityholders and Yumanity securityholders could own more or less of the combined organization).

Each option to purchase shares of Yumanity common stock outstanding and unexercised will be assumed by Proteostasis and will become an option, subject to vesting, to purchase that number of shares of the common stock of Proteostasis multiplied by the estimated Exchange Ratio, at an exercise price equal to the per share exercise price of such Yumanity option divided by the estimated Exchange Ratio subject to adjustment to account for the proposed Proteostasis Reverse Stock Split.

Each warrant to purchase shares of Yumanity capital stock outstanding and unexercised will be assumed by Proteostasis and will become a warrant to purchase that number of shares of the Proteostasis common stock multiplied by the estimated Exchange Ratio, at an exercise price equal to the per share exercise price of such Yumanity warrant divided by the estimated Exchange Ratio subject to adjustment to account for the proposed Proteostasis Reverse Stock Split.

At or immediately prior to the Effective Time, Proteostasis and the CVR Holders’ Representative will enter into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, for each share of Proteostasis common stock held, Proteostasis stockholders of record as of immediately prior to the Effective Time (after giving effect to the exercise or settlement of any Proteostasis RSUs) will receive one contingent value right (“CVR”) entitling such holders to receive certain net proceeds, if any, derived from the grant, sale or transfer of rights of all or any part of Proteostasis’ intellectual property relating to its cystic fibrosis clinical programs (the “CF Assets”) completed prior to the Effective Time or during the nine-month period after the Effective Time (with any potential payment obligations continuing until the 10-year anniversary of the closing of the Merger Agreement). The portion of net proceeds to which CVR holders will be entitled will depend on when a sale of the CF Assets is completed, as described in the CVR Agreement. Under the CVR Agreement, Yumanity (as successor in interest to Proteostasis) has sole authority over whether and how to pursue the continued development of the CF Assets (if at all) and has agreed to reasonably cooperate with requests of the CVR Holders’ Representative to carry out the intent and purpose of the CVR Agreement, and not to terminate or intentionally negatively impact the CF Assets during the nine-month period following the Effective Time. The CVRs are not transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange. The CVR agreement will be effective at or immediately prior to the closing of the Merger and will continue in effect until the payment of all amounts payable thereunder or, if no CF Asset sale is completed, at the nine-month anniversary of the Effective Time.

2.	Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information does not give effect to the proposed Proteostasis reverse stock split, described in Proteostasis Proposal No. 2: “Approval of the Amendment to the Certificate of Incorporation of Proteostasis Effecting the Proteostasis Reverse Stock Split” of the Registration Statement, because the proposed reverse stock split is not final.

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in ASC 805. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2020 and the year ended December 31, 2019, give effect to the Yumanity Reorganization and merger as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives effect to Yumanity’s corporate reorganization from a LLC to a corporation and the merger as if it had been consummated on September 30, 2020. Based on Yumanity’s preliminary review of Yumanity’s and Proteostasis’ summary of significant accounting policies and preliminary discussions between management teams of Yumanity and Proteostasis, the nature and amount of any adjustments to the historical financial statements of Proteostasis to conform its accounting policies to those of Yumanity are not expected to be material. Upon completion of the merger, further review of Proteostasis’ accounting policies may result in additional revisions to Proteostasis’ accounting policies and classifications to conform to those of Yumanity.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Yumanity is considered to be acquiring Proteostasis and the merger is expected to be accounted for as an asset acquisition. Yumanity is considered the accounting acquirer even though Proteostasis will be the issuer of the common stock in the merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test is not met as there is no single asset or group of similar assets for Proteostasis will represent a significant majority in this acquisition. However, in connection with the acquisition, Proteostasis does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash, working capital, leases and IPR&D. As such, the acquisition is expected to be treated as an asset acquisition.

Management has not yet completed a final valuation analysis of the fair market value of Proteostasis’ assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Proteostasis in the merger based on a preliminary valuation analysis and purchase price allocation. This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma combined financial statements. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma combined financial statements. The final purchase price allocation may (1) include changes to assets and liabilities included in the pro forma combined financial information and (2) include changes to the fair value of purchase consideration in the merger, which will be impacted by changes in the share price of Proteostasis, net cash, cash equivalents and marketable securities as defined in the merger agreement and the closing date of the merge.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the operating results of the combined organization. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss as they reflect charges directly related to the merger which do not have an ongoing impact. However, the anticipated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued liabilities.

3.	Estimated Purchase Price

Pursuant to the merger agreement, at the closing of the merger, Proteostasis expects to issue to Yumanity shareholders and holders of outstanding stock options and warrants a number of shares of Proteostasis common stock, stock options, and warrants respectively, representing approximately 70.9% of the outstanding shares of Proteostasis common stock of the combined organization (on a fully diluted basis). The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of $61.1 million. Given that the majority of the estimated purchase price is variable depending upon the price of Proteostasis common stock acquired upon consummation of the merger, management performed a sensitivity analysis over the change in purchase consideration based on +/- 10% volatility in Proteostasis common stock price. An increase or decrease in the Proteostasis common stock price by 10% would increase or decrease the purchase consideration by approximately $5.9 million with an offsetting adjustment to the lease ROU asset and IPR&D.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of shares owned by Proteostasis stockholders (i)	54,296,241
Multiplied by fair value per share of Proteostasis common stock (ii)	$1.09

Estimated fair value of shares of combined organization to be owned by Proteostasis stockholders	$59,183
Transaction costs (Note 4 B)	1,940

Total estimated purchase price	$61,123

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired as follows (in thousands):

Proteostasis historical total assets as of September 30, 2020	$54,351
Proteostasis historical total liabilities as of September 30, 2020	(17,264)

Proteostasis historical net assets as of September 30, 2020	37,087
Less: Pro forma adjustment to accrued expenses and other current liabilities for cash settled Proteostasis transaction and severance costs (Note 4 B)	(7,104)

Pro forma net assets of Proteostasis at transaction date	29,983
Pro forma adjustment to lease ROU asset (Note 4 E)	641
Acquired in process research and development charged to expense (iii) (Note 4 E)	30,499

Total estimated purchase price	$61,123

(i)

The final purchase price will be determined based in part on the number of shares of Proteostasis common stock outstanding immediately prior to the merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares represents 52,184,755 shares of Proteostasis common stock outstanding, as of November 27, 2020, plus 551,853 shares expected to be issued for the settlement of severance obligations and 458,716 shares expected to be issued as compensation for investment banking fees related to the merger transaction. Additionally, 1,100,917 shares of restricted stock units are expected to be issued as compensation for two consultants hired by Proteostasis. The estimated number of shares does not reflect the impact of the Proteostasis Reverse Stock Split that is expected to be effected prior to consummation of the merger (see Note 4(I)).

(ii)

The estimated purchase price was based on the Proteostasis November 27, 2020 closing price as reported on the Nasdaq Global Market. The final purchase price arising from a change in the actual transaction costs, the number of shares and fair value of Proteostasis common stock immediately prior to the Closing, net of the fair value of the CVRs, as applicable, could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. The actual purchase price will fluctuate until the closing of the Merger, and the final valuation of the purchase consideration could differ significantly from the current estimate.

(iii)

IPR&D represents the research and development projects of Proteostasis which were in-process, but not yet completed, of which a portion relates to the CF Assets subject to the CVRs. Per the Merger Agreement, Yumanity will attempt to sell the CF Assets if not sold by Proteostasis prior to close. Accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the Closing, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Contingent consideration with respect to the CVRs has not been recorded in the accompanying unaudited pro forma condensed combined financial statements. The CVRs qualify for a scope exception from derivative accounting and Yumanity will record a liability for the CVRs once payment under the CVR Agreement is determined to be both probable and estimable, which is not expected to occur until the contingencies under the CVR Agreement are resolved. Upon recognition, the amounts pursuant to the CVR Agreement will be treated as an additional element of purchase price and allocated to the appropriate assets accordingly.

4.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm the necessity of these estimates.

Yumanity and Proteostasis did not record any income tax benefits for the net losses incurred and tax credits earned during the year ended December 31, 2019 and the nine months ended September 30, 2020 due to the uncertainty of realizing a benefit from those items. Each company maintains a full valuation allowance on its net deferred tax assets. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments relate to the following:

A.

Immediately prior to completing the Merger, Yumanity will complete a series of transactions pursuant to which Yumanity Holdings LLC, the sole stockholder and holding company parent of Yumanity, will merge with and into Yumanity, and Yumanity will continue to exist as the surviving corporation. As part of the Yumanity Reorganization, immediately prior to the exchange with Proteostasis, Class A preferred units are expected to convert to 8,592,688 common shares, Class B preferred units are expected to convert to 3,769,304 Yumanity common shares, Class C preferred units are expected convert to 5,404,588 common shares and Defaulting Class B preferred units are expected to convert to 167,264 common shares. Yumanity member common units and Defaulting Class B preferred units will convert to Yumanity common shares and the member unit balance of $6,886 and $288, respectively, will be eliminated in conjunction with the exchange of Yumanity common shares for Proteostasis common shares. Additionally, the member deficit balance of $(111,145), reflecting the $6,697 gain on extinguishment of Class B preferred units will be reclassified to accumulated deficit.

B.

To record Proteostasis’ estimated transaction and severance costs of $8,206 that were not accrued as of September 30, 2020. Total estimated transaction and severance cost are approximately $12,200. Total estimated transaction costs of approximately $7,700 include legal, accounting and other professional services related fees of approximately $2,700, insurance costs of approximately $3,100 and investment banking fees of approximately $1,900, of which $500 is expected to be settled in Proteostasis common shares (see Note 3). Total estimated severance and benefits costs are $4,500. Approximately, $602 of the severance benefits are expected to be settled in shares. The Proteostasis transaction and severance costs are not reflected in the pro forma statements of operations because they do not have a continuing impact and an adjustment has been made to reverse $4,028 of transaction and severance costs incurred during the nine months ended September 30, 2020

To record Yumanity’s estimated transaction costs of $620, such as legal, accounting, advisory and other transactional fees, that were not incurred as of September 30, 2020. Estimated transaction costs directly related the asset acquisition transaction of $1,940, which include $1,412 incurred prior to September 30, 2020, will be included in the estimated purchase price (see Note 3). The remaining transaction costs, which relate to Yumanity’s preparations to become a public company, will be charged to expense as incurred and are not reflected in the pro forma statements of operations because they do not have a continuing impact and an adjustment has been made to reverse $1,542 of costs incurred during the nine months ended September 30, 2020.

Adjustments to accrued expenses are as follows:

As of September 30, 2020
(in thousands)
Proteostasis’ estimated transaction and severance costs	$8,206
Less: Proteostasis estimated transaction and severance costs expected to be settled in shares	(1,102)

Proteostasis’ estimated cash settled transaction and severance costs	7,104
Yumanity’s estimated transaction costs	620

Adjustment to accrued expenses and other current liabilities for transaction and severance costs	$7,724

C.

To record adjustment to remove Proteostasis and Yumanity direct and incremental transaction related costs of $5,570 (refer to Note 4 B for the breakdown between Proteostasis and Yumanity) charged to general and administrative expense during the nine months ended September 30, 2020 which are considered to be non-recurring.

D.

To adjust Proteostasis’ historical financial statements to give pro forma effect to events in connection with the merger that include the elimination of Proteostasis’ historical common stock, paid-in-capital and accumulated deficit balances. Additional reclassifications between additional paid-in capital and accumulated deficit for transaction and severance costs expected to be settled in shares and other share-based compensation costs related to modification of existing equity awards that may be incurred after September 30, 2020 have not been reflected because those reclassification amounts are not yet fully determinable and the resulting balances are being eliminated as a result of the merger.

E.

To reflect the following impacts to the historical financial statements to give pro forma effect to events in connection with the merger that include: 1) impact of expensing of Proteostasis’ IPR&D on accumulated deficit; 2) to reflect allocation of acquisition cost to other assets being acquired by Yumanity, including the lease right of use asset; and 3) the capitalization of the fair value of the estimated number of common shares of the combined organization to be owned by Proteostasis Stockholders. See Note 3 for quantification of these adjustments. The IPR&D expense is not reflected in the pro forma statements of operations because it does not have a continuing impact. General and administrative expense has been adjusted in the pro forma statements of operations to reflect an adjustment to rent expense of $69 on an annual basis related to the adjustment to the lease right of use asset.

F.	Adjustments to additional-paid-in-capital are as follows:

As of September 30, 2020
(in thousands)
Conversion of Yumanity preferred units to common shares (A)	$103,949
Less: Par value of common shares from conversion of Yumanity preferred units	(76)
Conversion of Yumanity Defaulting class B preferred units to common shares (A)	288
Less: Par value of common shares from conversion of Yumanity Defaulting Class B preferred units	(1)
Conversion of Yumanity member units to common shares (A)	6,886
Less: Par value of common shares from conversion of Yumanity member units	(46)
Eliminate Proteostasis pre-merger additional paid-in-capital balance (D)	(400,635)
To reflect the equity component of the purchase price (E)	59,182
Less: Par value of Proteostasis remaining common stock post-merger	(54)

Total	$(230,506)

G.	Adjustments to accumulated deficit are as follows:

As of September 30, 2020
(in thousands)
Eliminate Proteostasis pre-merger accumulated deficit balance (D)	363,600
To reflect Yumanity’s members’ deficit as accumulated deficit (A)	(111,145)
To reflect impact of Yumanity acquisition costs not included in purchase price for the asset acquisition (B)	(92)
To record impact of expensed IPR&D of Proteostasis (E)	(30,499)

Total	$221,864

H.	Adjustments to common stock par value are as follows:

As of September 30, 2020
(in thousands)
Par value of common shares from conversion of Yumanity preferred units (A)	$76
Par value of common shares from conversion of Yumanity Defaulting Class B preferred units (E)	1
Par value of common shares from conversion of Yumanity member units (E)	46
Eliminate Proteostasis pre-merger common stock balance (D)	(52)
To reflect Proteostasis ownership in the combined organization (E)	54

Total	$125

I.

To reflect the conversion of Yumanity from an LLC to a C-Corporation, calculate the number of Proteostasis shares to be issued to Yumanity common stockholders and to calculate pro forma weighted average shares:

The estimated number of shares does not reflect the impact of the Proteostasis Reverse Stock Split that is expected to be effected prior to consummation of the merger.

	Limited Liability Company Units	Yumanity Common Shares Following Conversion
Preferred units (A)	16,959,370	17,766,580
Defaulting Class B preferred units (A)	836,319	167,264
Common units (A)	10,255,594	10,633,725

Yumanity common shares outstanding to be exchanged		28,567,569
Exchange Ratio (A)		4.2994

Proteostasis shares to be issued to Yumanity common stockholders		122,822,257

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Historical Proteostasis weighted average shares of common stock outstanding	52,157,355	51,139,531
Proteostasis shares to be issued to Yumanity common stockholders	122,822,257	122,822,257

Total weighted-average shares outstanding	174,979,612	173,961,788

Adjustment to net loss for earnings per share as follows:

	As of September 30, 2020
	(in thousands, except per share amounts)
	Yumanity Holdings, LLC	Pro Forma Combined
Net loss	$(20,822)	$(42,243)
Gain on extinguishment of Class B preferred units (Note 4 A)	6,697	6,697

Net loss available to common shareholders	$(14,125)	$(35,546)

Net loss per share, basic and diluted	$(1.38)	$(0.20)

As the terms (and occurrence) of the proposed reverse stock split are preliminary (although an indicative range has been communicated to stockholders) and will only occur, if at all, immediately prior to the consummation of the merger, Proteostasis’ historical weighted average shares outstanding and the pro forma combined weighted average shares outstanding have not been adjusted to give retrospective effect to any proposed reverse stock split. Upon the effectiveness of the proposed reverse stock split, the exchange ratio in the merger will adjusted accordingly. The following table is presented for illustrative purposes only and gives effect to the impact of the proposed reverse stock split (based on the high and low end of the range of ratios for the proposed reverse stock split) on the pro forma combined net loss per share attributable to common stockholders, basic and diluted.

Pro forma combined net loss per share attributable to common stockholders, basic and diluted	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
1:20 reverse stock split	$(4.06)	$(10.39)
1:30 reverse stock split	$(6.09)	$(15.59)